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News Release
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Media Contact:             Clarence Ehlers
                           (219) 273-7327

Analyst/Investor Contact:  Joseph A. Rainis
                           (219) 273-7158


                 NATIONAL STEEL DECLARES COMMON STOCK DIVIDEND


Mishawaka, IN, May 11, 1999 - National Steel Corporation (NYSE: NS) today announced that its Board of Directors declared a cash dividend of $0.07 per common share, payable on June 9, 1999 to stockholders of record at the close of business on May 21, 1999.

This is National Steel's sixth consecutive quarterly dividend paid on common shares.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 people. Visit National Steel's website at: www.nationalsteel.com.